Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES THIRD QUARTER 2007 DISTRIBUTION

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee                                                                                                                                             NEWS

___________________RELEASE___

FOR IMMEDIATE RELEASE

Austin, Texas, October 26, 2007 - Santa Fe Energy Trust (NYSE Symbol-SFF) announced the Trust income distribution for the operating quarter ended September 30, 2007. Unitholders of record on November 15, 2007, will receive a distribution amounting to $2,955,851 or $0.46918 per unit payable November 30, 2007.

As previously announced by the Trust, the Trustee has been informed by Devon Energy Corporation that Devon believes it has overpaid the Trust during 2006 and prior years for its net profits royalties. Devon has estimated the amount of the overpayment to be $10.6 million.

Trust administrative expenses paid during the quarter were approximately $1.0 million, approximately $200,000 of which were paid with a portion of the quarterly distribution from Devon. In addition, the Trustee has reserved approximately $750,000 from the upcoming distribution for Trust related expenses anticipated to be incurred in the fourth quarter of 2007.

This distribution includes approximately $4.0 million attributable to the Wasson ODC unit, but does not include any other amounts payable on the Trust’s net profits interests, as Devon has concluded that Devon is entitled to reduce the distribution by the approximately $2.3 million otherwise payable on the net profits interests in order to recoup a portion of the amount Devon believes it has overpaid the Trust.  The Trustee has been informed by its independent oil and gas auditing consulting firm that the consultant has confirmed the information provided by Devon regarding its overpayment to the Trust. However, the Trustee’s review of the overpayment is continuing.

Price and Volume Statistics for the Quarter Were:

	Volumes		Prices
	Oil	Gas	Oil	Gas
	(BBLS)	(MCF)	($/BBL)	($/MCF)
Wasson ODC Unit	60,200	—	70.55	—

Net Profits Royalties	38,379	239,740	55.42	6.61

The foregoing information, other than the information regarding Trust administrative costs and the amount held in reserve for anticipated expenses, has been furnished to the Trustee by Devon or calculated by the Trustee based on information furnished by Devon. The Trust will be liquidated on or before February 15, 2008.

Contact:

Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422